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                                                           EXHIBIT 10.3

                                      AMENDMENT

     This Amendment to Employment Security Agreement (this "Amendment") dated as of September 30, 1998 is by and between BINKS SAMES CORPORATION (the "Company") and Jeffrey W. Lemajeur (the "Employee").

     WHEREAS, the Company and the Employee entered into that certain Employment Security Agreement dated July 2, 1996 (the "Employment Security Agreement") providing for certain payments and benefits to the Employee by the Company in the event of a Change of Control (as defined in the Employment Security Agreement); and

     WHEREAS, the Company and the Employee desire to amend the Employment Security Agreement as more specifically set forth hereinafter;

     NOW, THEREFORE, in consideration of the agreement hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Section 3 of the Employment Security Agreement is hereby amended by adding the following:

          (d) All amounts and benefits provided in Sections 3(a) and 3(b) hereof will be paid or provided automatically by the Company in the event of a "Corporate Transaction" as defined below. In such event, references to your termination of employment in Section 3(a) and 3(b) hereof shall be deemed to refer to such Corporate Transaction, and the amount payable pursuant to Section 3(a) shall be paid upon the occurrence of the Corporate Transaction. For purposes hereof, "Corporate Transaction" means (i) a change of control occurring after September 1, 1998, (ii) individuals who, as of August 1, 1998, constituted the Board of Directors of the Company (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that an individual whose election or nomination for election by the Company's stockholders was approved by at least a majority of the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company) shall be deemed to be a member of the Incumbent Board, or (iii) approval by the stockholders of the Company (or the occurrence without the approval of the stockholders of the Company) of any one or more of the following (X) a merger, reorganization or consolidation of or by the Company, (Y) a liquidation or dissolution of the Company or (Z) the sale or other disposition of 50% or more of the assets of Binks Sames France SA in one transaction or a series of related transactions.

     2.     This Amendment shall be effective as of the day hereof.

     3. Except as expressly amended hereby, the Employment Security Agreement shall continue in full force and effect.

BINKS SAMES CORPORATION

By: /s/ Wayne F. Edwards                   /s/ Jeffrey W. Lemajeur
   ---------------------------------      ---------------------------------
        Wayne F. Edwards                       Jeffrey W. Lemajeur

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     Its Chairman and Chief Executive Officer

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